Exhibit 99.1

[Avanir Pharmaceuticals Logo]

Avanir Submits Expanded Neurodex New Drug Application For The Treatment Of Involuntary
Emotional Expression Disorder

San Diego, January 30, 2006 — Avanir Pharmaceuticals (AMEX: AVN.R) announced today that on Friday, January 27, 2006, it completed the submission of its new drug application (NDA) to the U.S. Food and Drug Administration (FDA) for Neurodex™, seeking marketing approval of the drug candidate for the treatment of involuntary emotional expression disorder, also known as pseudobulbar affect or emotional lability. The application was resubmitted to the FDA to provide an expansion of certain summary analyses which better support the electronic common technical document (e-CTD) format.

The application is based on clinical data supporting that Neurodex, a combination of dextromethorphan and low dose quinidine, is safe and effective in reducing the frequency and severity of sudden and uncontrollable crying and/or laughing episodes that occur as a consequence of neurological disease or injury. Avanir has formally requested priority review status from the FDA for this application. If the FDA grants Avanir’s priority review request, the date for the agency to take action on the application will be six months from the filing date. If standard review status is granted, a review time of ten months will apply to the application.

“We are very pleased to announce this important submission. While the FDA’s request was limited to reorganization and expanded discussions of existing data within the electronic document, we took the time to include additional safety data rather than providing it as a separate supplemental filing as originally planned. The additional safety data are consistent with the data previously submitted,” said Eric K. Brandt, President and Chief Executive Officer of Avanir. “We feel the application is strengthened, and look forward to hearing from the FDA over the next sixty days regarding the fileability status and the review designation granted for our application”.

Avanir Pharmaceuticals is focused on developing and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious diseases. Avanir previously announced positive results in the second of two required Phase III clinical trials of Neurodex, an investigational new drug for the treatment of involuntary emotional expression disorder. Additionally, Avanir has initiated a Phase III clinical trial for Neurodex as a potential treatment in patients with diabetic neuropathic pain, a second indication for Neurodex. Avanir has active collaborations with two international pharmaceutical companies: Novartis International Pharmaceutical Ltd., for the treatment of inflammatory disease and AstraZeneca, for the treatment of cardiovascular disease. The Company’s first commercialized product, “abreva®”, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

Avanir Pharmaceuticals Contacts:
Patrick O’Brien 858-622-5216 pobrien@avanir.com	Patrice Saxon 858-622-5202 psaxon@avanir.com

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Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate”, “anticipate”, “believe”, “plan”, or “expect”, or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. There can be no assurance that Avanir‘s new drug application for Neurodex™ will be accepted for filing by the FDA within the anticipated time period or at all; that Neurodex will receive regulatory approval; or that even if such regulatory approval is received, Avanir will be able to market Neurodex successfully. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are often unpredictable and outside the influence and/or control of the company. Risks and uncertainties also include the risks set forth in Avanir‘s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent or obligation to update these forward-looking statements.